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                                                                     EXHIBIT 5.1


               (LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS, PLLC)

                                  July 5, 2002

LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, TN 37027

         Re: Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to LifePoint Hospitals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), of $250,000,000 aggregate principal amount of the Company's 4 1/2% Convertible Subordinated Notes due 2009 (the "Notes"), and an indeterminate number of shares of Common Stock, par value, $.01 per share, of the Company, issuable upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

         In our capacity as counsel to the Company, we have examined and relied upon the information set forth in the Registration Statement, the Indenture dated as of May 22, 2002 (the "Indenture"), between the Company and National City Bank, as trustee (the "Trustee"), a specimen of the Notes and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         Our opinions set forth below are limited to the law of the State of Tennessee, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion herein concerning any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Notes have been duly authorized by all necessary corporate action by the Company and, assuming the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization,


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moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, and except as the enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         2. The Conversion Shares have been duly authorized and such Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The opinions expressed herein are solely for your benefit, and may be relied upon only by you.

                                Very truly yours,



                                /s/ Waller Lansden Dortch & Davis, PLLC